Exhibit 1.1

ALESTRA, S. DE R. L. DE C.V.

and

MORGAN STANLEY & CO. INCORPORATED

as Dealer Manager and Solicitation Agent

Offer to Exchange
Senior Notes due 2010	Cash Tender Offer for
for a portion of	a portion of
the outstanding 12 1/8% Senior Notes due 2006	the outstanding 12 1/8% Senior Notes due 2006
and	and
the outstanding 12 5/8% Senior Notes due 2009	the outstanding 12 5/8% Senior Notes due 2009

and solicitations of consents to amend the indentures for the 12 1/8% Senior Notes due 2006 and the 12 5/8% Senior Notes due 2009 and solicitations of acceptances to a U.S. prepackaged plan of reorganization

FORM OF DEALER MANAGER AND SOLICITATION AGENT AGREEMENT

Dated as of •, 2003

DEALER MANAGER AND SOLICITATION AGENT AGREEMENT

•, 2003

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

1. Exchange Offers, Cash Tender Offers, Consent Solicitations and U.S. Prepackaged Plan Solicitations. Alestra, S. de R.L. de C.V., a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico (the “Company”), plans to make exchange offers (such exchange offers, as they may be amended and supplemented, the “Exchange Offers”) to exchange all of its outstanding 12 1/8% senior notes due 2006 and 12 5/8% senior notes due 2009 (the “Existing Notes”), for Senior Notes due 2010 (the “New Notes”), on the terms and subject to the conditions set forth in the prospectus dated •                , 2003 (as the same may be amended or supplemented, the “Prospectus”) included in the Company’s registration statement on Form F-4 (No. 333-106329) filed with the United States Securities and Exchange Commission (the “Commission”) (as such registration statement may be amended or supplemented and including the documents incorporated by reference therein and all financial statements, schedules and exhibits, the “Registration Statement”). Simultaneously with the Exchange Offers, the Company plans to make a cash tender offer for a portion of the Existing Notes on the terms and conditions set forth in the Prospectus (such cash tender offers, as they may be amended and supplemented, the “Cash Tender Offers”).

In conjunction with, and to facilitate the Exchange Offers and the Cash Tender Offers, the Company will solicit consents (“Consents”) (such solicitations, as they may be amended and supplemented, the “Consent Solicitations”, and the Consent Solicitations, together with the Exchange Offers and the Cash Tender Offers, the “Offers”) from the holders of the Existing Notes to certain amendments (the “Proposed Amendments”) to the indentures between the Company and U.S. Bank Trust National Association dated as of May 17, 1999 (the “Existing Notes Indentures”) pursuant to which such Existing Notes were issued. The Offers will be on the terms and subject to the conditions set forth in the Prospectus and the accompanying letter of transmittal (as it may be amended or supplemented the “Letter of Transmittal”), attached hereto as Exhibits A, and B, respectively. Concomitantly with the Offers, the Company will solicit acceptances (“Acceptances”) from the holders of the Existing Notes to a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (such plan of reorganization, as it may be amended or supplemented, the “U.S. Prepackaged Plan”) (the “U.S. Prepackaged Plan Solicitations”). The U.S. Prepackaged Plan Solicitations will be on the terms and subject to the conditions set forth in the Prospectus, the accompanying prepackaged plan attached to the Prospectus as Exhibit A thereto and voting ballot (the “Ballot”) attached hereto as Exhibit E.

Each of the Prospectus, the Registration Statement (of which the Prospectus forms a part), the Letter of Transmittal, the Ballot, including any documents incorporated by reference therein, as such documents may be amended or supplemented from time to time, and all documents filed or to be filed with any federal, state, local or foreign governmental or regulatory agency or authority, including the Commission, and any advertisements, press releases or summaries relating to the Offers and the U.S. Prepackaged Plan and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Offers and the U.S. Prepackaged Plan Solicitations as the Company may use or authorize for use in connection with the Offers and the U.S. Prepackaged Plan Solicitations are collectively referred to herein as the “Offer Material”.

The New Notes will be issued pursuant to an indenture, to be dated as of the Settlement Date (as defined in the Prospectus) (the “New Notes Indenture”), between the Company and The Bank of New York, as trustee (in such capacity, the “New Notes Trustee”). The Company intends to apply to list the New Notes on the Luxembourg Stock Exchange and the New York Stock Exchange. Subject to certain conditions and limitations as set forth in the Prospectus and Letter of Transmittal, a fee equal to 0.25% of the principal amount of the Existing Notes exchanged or tendered pursuant to the Offers will be paid by the Company to certain banks and financial institutions for processing exchanges or tenders of the Existing Notes (the “Processing Fee”). The Company will not pay a processing fee in connection with the solicitation of ballots for the U.S. Prepackaged Plan.

2. Engagement as Dealer Manager and Solicitation Agent. (a) The Company hereby engages Morgan Stanley & Co. Incorporated and its affiliates (“Morgan Stanley”) as sole dealer manager in connection with the Offers and sole solicitation agent in connection with the Consent Solicitations and U.S. Prepackaged Plan Solicitations (in such capacities, the “Dealer Manager”). On the basis of the representations and warranties and agreements of the Company contained in this Agreement and subject to and in accordance with the terms hereof, as Dealer Manager, you agree, in accordance with your customary practice, to perform in connection with the Offers and the U.S. Prepackaged Plan Solicitations, those services that are customarily performed by investment banking concerns in connection with similar offers and consent and acceptance solicitations, including the solicitation of the exchanges, tenders and consents pursuant to the Offers and the solicitations of Acceptances pursuant to the U.S. Prepackaged Plan Solicitations. The performance by you of such services hereunder shall commence on the date of the mailing (the “Commencement Date”) of the Prospectus, Letter of Transmittal, Ballot and related cover letters and documents to each holder of record of the Existing Notes.

(b) You have been engaged to act as Dealer Manager in connection with the Offers and the U.S. Prepackaged Plan Solicitations and, in such capacity, you shall act as an independent contractor, not as an agent, with duties owed solely to the Company. In connection with the Offers and the U.S. Prepackaged Plan Solicitations, no broker, dealer, commercial bank, trust company or other nominee is to be deemed to be acting as your agent or as agent of the Company, and you shall not be deemed to be an agent of the Company, any broker, dealer, commercial bank, trust company or other nominee or any other person. The Company expressly acknowledges that all opinions and advice (written or oral) given by you to the Company in connection with your engagement are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transactions to which such opinions or advice relate.

(c) You shall have no liability (in tort, contract or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities (each, a “Dealer”) (other than yourselves) or any bank or trust company or any other person, and you shall have no liability (in tort, contract or otherwise) to the Company or any other person that solicits exchanges, tenders or consents pursuant to the Offers and solicitation of Acceptances pursuant to the U.S. Prepackaged Plan Solicitations for any losses, claims, damages or liabilities arising from your own acts or omissions in performing your obligations as Dealer Manager hereunder or otherwise in connection with the Offers and the U.S. Prepackaged Plan Solicitations, except for any such losses, claims, damages or liabilities finally judicially determined to be attributable primarily to your gross negligence or willful misconduct. In soliciting or obtaining exchanges, tenders, consents or acceptances, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company, and you, as Dealer Manager, are not to be deemed the agent of the Company or any Dealer, bank or trust company or any other person. The Company acknowledges and agrees that, in your capacity as Dealer Manager, you shall act as an independent contractor, not an agent.

3. The Offer Material. (a) The Company hereby (i) agrees to furnish you, at its own expense, with as many copies as you may reasonably request of the Prospectus and any amendments or supplements thereto, the Letter of Transmittal and any amendments thereto, the Ballot and any amendments thereto and any other Offer Material to be used by the Company in connection with the Offers and the U.S. Prepackaged Plan Solicitations, (ii) authorizes you, as Dealer Manager, to use copies of the Offer Material in connection with the Offers and the U.S. Prepackaged Plan Solicitations and (iii) acknowledges that the Offer Material has been, or will be, prepared and approved by the Company and are the Company’s sole responsibility with respect to its accuracy and completeness.

(b) The Company agrees that, at a reasonable time prior to using any Offer Material, the Company will furnish to you a reasonable number of copies of such material and will give reasonable consideration to your and your counsel’s comments, if any, thereon.

(c) Prior to and during the period of the Offers and the U.S. Prepackaged Plan Solicitations, the Company shall inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that requires the making of any change in any Offer Material then being used or would affect the truth or completeness of any representation or warranty contained in this Dealer Manager and Solicitation Agent Agreement (the “Agreement”) if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.

(d) The Dealer Manager hereby agrees that, without the prior consent of the Company (which consent the Company agrees will not be unreasonably withheld or delayed), the Dealer Manager will not hereafter publicly disseminate any written materials or written information to holders of the Existing Notes or any other person for or in connection with the Offers and the U.S. Prepackaged Plan Solicitations, other than the Offer Material.

(a) the Company uses or permits the use of any of the Offer Material or any amendment or supplement thereto and such document (i) has not been submitted to you previously for your and your counsel’s comments and your prior approval or (ii) has been so submitted, and you or your counsel have promptly made comments that have not been reflected in a manner satisfactory to you and your counsel;

(b) the Company shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein; it being understood that any breach of Section 8 (hh) or Section 10(l) or (m) shall be deemed material for purposes of this Section 4(b);

(c) the Offers and the U.S. Prepackaged Plan Solicitations are terminated or withdrawn for any reason, or any stop order, restraining order, injunction or denial of an application for approval has been issued and not promptly thereafter stayed or vacated with respect to, or any proceeding, litigation or investigation has been initiated that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company’s ability to carry out the Offers or the U.S. Prepackaged Plan including, but not limited to, the exchange of the Existing Notes pursuant to any of the Exchange Offers, the payment of amounts pursuant to any of the Cash Tender Offers, Consent Solicitations and the U.S. Prepackaged Plan Solicitations, the performance of any of the provisions of this Agreement, the execution, delivery and performance of the New Notes Indenture, or the issuance of the New Notes pursuant thereto, or the execution, delivery and performance of indenture supplements with respect to the Existing Notes Indentures to effect the Proposed Amendments (the “Supplemental Indentures”);

(d) except as accurately described in the Prospectus, subsequent to the Commencement Date or, if earlier, the dates as of which information is given in the Prospectus (exclusive of any amendment or supplement thereto), there shall have been (i) any material change in capital stock or cash dividends paid, material increase in consolidated bank or financial debt, material decrease in fixed assets or net revenues, each as specified and subject to the qualifications in the letter or letters referred to in Section 9(c), or (ii) any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Company and its subsidiary, taken as a whole, whether or not arising from transactions in the ordinary course of business, the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Dealer Manager, so material and adverse as to make it impractical or inadvisable to consummate the Offers or the U.S. Prepackaged Plan as contemplated by the Prospectus (exclusive of any amendment or supplement thereto);

(e) you shall not have received (i) on the Commencement Date the opinions of counsel and comfort letter described in Section 9(a) and 9(c) hereof and (ii) on the date of issuance of the new notes pursuant to the Offers (the “Offer Settlement Date”), bring-down opinions of counsel described in Section 9(a), a bring-down comfort letter as described in Section 9(c) and certificates of executive officers of the Company as described in Section 9(b) hereof;

(f) you shall not have received on the Commencement Date, the Settlement Date or any date after the Commencement

Date on which the Registration Statement is amended, any of such opinions, letters or certificates or any other documents mentioned elsewhere in this Agreement or they shall not be satisfactory in form or substance to you or your counsel; or

(g) with respect to the Offers, if at any time from and including the day immediately following the Offer Expiration Date (as defined in the Prospectus) and through and including the Offer Settlement Date, you shall not possess either final and unconditional (i) listing approval for the New Notes, subject only to notice of issuance, from the Luxembourg Stock Exchange, the New York Stock Exchange or other “nationally recognized securities exchange” as such term is defined in Section 18 of the Securities Act of 1933, as amended and Rule 146 promulgated thereunder (such exchange, a “Nationally Recognized SecuritiesExchange”), or (ii) “blue sky” clearance to consummate the Offers at such time to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam.

then, in each case, you shall be entitled to withdraw as Dealer Manager in connection with the Offers and the U.S. Prepackaged Plan Solicitations without any liability or penalty to you or any other Indemnified Person (as defined in Section 11 below) and without loss of any right to indemnification or contribution provided in Section 11 or right to the payment of all fees and expenses payable pursuant to Sections 5 and 6 that have accrued to the date of such withdrawal. Fees payable pursuant to Section 5, if any, shall be paid on the earlier of (i) the date that Existing Notes tendered and not withdrawn are acquired by the Company, pursuant to the Offers or; (ii) the business day prior to the Bankruptcy Commencement Date. Expenses payable pursuant to Section 6 shall be paid promptly after the date of such withdrawal by the Dealer Manager pursuant to this Section 4. Notwithstanding the first paragraph on page 4 of the letter agreement dated May 16, 2003, between you and the Company as amended and supplemented by the letter of amendment dated August •, 2003 (the “Engagement Letter”) to the contrary, in the event of any such withdrawal by you as the Dealer Manager, for purposes of determining the fees payable pursuant to Section 5, you shall only be entitled to (i) the Offers Success Fee for the principal amount of Existing Notes tendered pursuant to the Offers as of the close of business on the date of such withdrawal that are not subsequently withdrawn and that are thereafter acquired by the Company pursuant to the Offers, and such fees accrued through the date of such withdrawal shall be paid to you on the date such Existing Notes are acquired by the Company or (ii) the U.S. Prepackaged Plan Solicitation Success Fee for the principal amount of Existing Notes for which Acceptances have been obtained and not revoked pursuant to the U.S. Prepackaged Plan Solicitation as of the close of business on the date of such withdrawal; provided that in the event of any withdrawal by the Dealer Manager pursuant to this Section 4, the Dealer Manager shall not be entitled to receive any Offers Success Fee (as defined below) in connection with Existing Notes tendered subsequent to the date of such withdrawal that are thereafter acquired by the Company pursuant to the Offers or any U.S. Prepackaged Plan Solicitations Success Fee in connection with Acceptances obtained from holders of Existing Notes subsequent to the date of such withdrawal.

5. Fees. As compensation for your services hereunder, the Company agrees, subject to Section 4 hereof, (i) with respect to the Offers, to pay to you a fee of $• for each $1,000 in principal amount of Existing Notes tendered and not subsequently withdrawn that are thereafter acquired by the Company pursuant to the Offers (such fee, the “Offers Success Fee”)

and (ii) with respect to the U.S. Prepackaged Plan Solicitations, an amount totaling $•, of which $• shall be payable on the day prior to the date on which a bankruptcy, reorganization or other analogous proceeding is commenced by the Company under applicable United States bankruptcy laws pursuant to the Plan of Reorganization and the balance of $• which shall be payable on the effective date of the Plan of Reorganization (such fee, the “U.S. Prepackaged Plan Solicitation Success Fee”). The Offers Success Fee and the U.S. Prepackaged Plan Solicitations Success Fee, as the case may be, payable pursuant to this Agreement will be reduced by the amount of any monthly retainer fees paid by us pursuant to the Engagement Letter. The Offer Success Fee will be payable on the date that Existing Notes tendered and not withdrawn are acquired by the Company, pursuant to the Offers and the U.S. Prepackaged Plan Solicitation Success Fee shall be paid on the date prior to the Bankruptcy Commencement Date. No Offers Success Fee shall be payable if the Offers are withdrawn or terminated by the Company and the Company does not acquire any Existing Notes pursuant to the Offers and no U.S. Prepackaged Plan Solicitation Success Fee shall be payable if a bankruptcy, reorganization or other analogous proceeding is not commenced by the Company under applicable United States bankruptcy laws pursuant to the Plan of Reorganization.

6. Expenses. In addition to your compensation for your services as Dealer Manager, the Company shall: (a) (i) reimburse brokers and dealers (including yourself), commercial banks, trust companies and other nominees for their reasonable customary mailing and handling expenses incurred in forwarding the Offer Material, as the case may be, to their customers and (ii) pay the “Processing Fee” to banks and financial institutions (each, a “Processor”), which may include the Dealer Manager; provided that, the maximum aggregate amount of total Processing Fees shall not exceed $1,250 per noteholder per series of Existing Notes for which such a Processor processes Existing Notes, which shall be payable as described in the Prospectus; (b) pay all expenses relating to the preparation, filing, printing, mailing and publishing of the Offer Material and Ballot, the preliminary and final forms of any Blue Sky Survey or other legal surveys for any domestic or foreign jurisdictions necessary in connection with the Offers, and any other material prepared in connection with the Offers and the U.S. Prepackaged Plan Solicitations; (c) pay all costs of the preparation, issuance and delivery of the New Notes Indenture and the Supplemental Indentures, including the execution and delivery of the Supplemental Indentures; (d) pay all costs of furnishing such copies of any other Offer Material as may be reasonably requested in connection with the Offers; (e) pay all advertising expenses relating to the Offers and U.S. Prepackaged Plan Solicitations; (f) pay all fees and expenses of the Information Agent and the Exchange Agent relating to the Offers (as defined in Section 7 below); (g) pay all fees and expenses (including fees and expenses of counsel) relating to the qualification of the New Notes under securities or Blue Sky laws and in connection with the determination of the eligibility of the New Notes for investment under the laws of such jurisdictions as required for consummation of the Offers, including the reasonable expenses of obtaining any opinion of local counsel required by any international, state securities or equivalent Blue Sky authorities; (h) all fees and expenses of the Company’s accountants and fees and expenses of counsel (including local and special counsel) for the Company; (i) all travel, transportation and other expenses incurred by, or on behalf of the Dealer Manager and its representatives (including legal counsel) in connection with the preparation of the Offer Material and the consummation of the Offers and the U.S. Prepackaged Plan Solicitations; (j) the fees and expenses (including disbursements) of the Dealer Manager’s legal counsel incurred in connection with the Offers, the U.S. Prepackaged Plan Solicitations, the preparation of this

Agreement, the New Notes Indenture and the Supplemental Indentures and costs and expenses related to filings required to be made with the National Association of Securities Dealers, Inc., if any, (which fees and expenses will be paid directly to such counsel promptly after delivery of any interim invoices and on the Settlement Date or the Bankruptcy Commencement Date, in the case of their final invoice); (k) any fees and expenses payable in connection with the listing of the New Notes on the New York Stock Exchange and Luxembourg Stock Exchange; (l) pay all fees and expenses of the Voting Agent (as defined below) relating to the U.S. Prepackaged Plan; and (m) pay all other fees and expenses reasonably incurred by you pursuant to the terms of the Engagement Letter.

All payments to be made pursuant to this Section 6 shall be made promptly after the earlier to occur of (i) the expiration or termination of the Offers or (ii) the date prior to the Bankruptcy Commencement Date (or when required pursuant to Section 4 or Section 6(j)). The Company shall perform its obligations as set forth in this Section 6 and in Section 5 whether or not the Company or any of its subsidiaries or affiliates acquires any Existing Notes pursuant to the Exchange Offers and Cash Tender Offer, receives any Consents pursuant to the Solicitations or receives any Acceptances pursuant to the U.S. Prepackaged Plan Solicitations.

7. Securities Lists; Depositary; Information and Exchange Agent. (a) The Company will use its best efforts to provide you or cause the trustees under the Existing Notes Indentures and The Depository Trust Company (“DTC”) to provide you with copies of the records or other lists showing the names and addresses of, and principal amounts of Existing Notes held by, the holders of Existing Notes as of a recent date and shall, from and after such date, use its best efforts to cause you to be advised from day to day during the pendency of the Offers and U.S. Prepackaged Plan Solicitations, such notification consisting of the name and address of the transferor and transferee of any Existing Notes and the date of such transfer.

(b) The Company has appointed and authorizes you to communicate with DTC in its capacity as depositary (the “Depositary”) in connection with the Offers. The Company will instruct the Depositary to advise you at least daily as to such matters relating to the Offers as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request.

(c) The Company has arranged for D. F. King & Co., Inc. to serve as information (the “Information Agent”) in connection with the Offers and, as such, to advise you as to such matters relating to the Offers as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request.

(d) The Company has arranged for The Bank of New York to serve as exchange agent (the “Exchange Agent”) in connection with the Offers and, as such, to advise you as to such matters relating to the Offers as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request.

(e) The Company has arranged for The Bank of New York to serve as voting agent (the “Voting Agent”) in connection with the U.S. Prepackaged Plan Solicitations and, as such, to advise you as to such matters relating to the U.S. Prepackaged Plan Solicitations as you may reasonably request and to furnish you with any written report concerning any such information as you may reasonably request.

8. Representations and Warranties. The Company represents and warrants to you, on each of the Commencement Date, the Offer Settlement Date and on the date of any post-effective amendment to the Registration Statement (each, an “Amendment Date”) as follows:

(a) Incorporation and Registration of the Company and its Subsidiary. Servicios Alestra, S.A. de C.V. is the only subsidiary of the Company. Each of the Company and its subsidiary has been duly incorporated and is validly existing as a sociedad de responsabilidad limitada de capital variable in the case of the Company and as a sociedad anónima de capital variable in the case of its subsidiary, each organized under the laws of the United Mexican States, and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement and pursuant to the Offers and the U.S. Prepackaged Plan Solicitations. Each of the Company and its subsidiary is duly qualified as a foreign corporation to transact business and in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Company and its subsidiary, considered as one entity (a “Material Adverse Effect”). Except as described in the Prospectus, all of the issued and outstanding capital stock of the subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

(b) Non-Contravention of Existing Instruments. Neither the Company nor its subsidiary is (i) in violation of its charter (escritura constitutiva) or by-laws (estatutos sociales) or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument (including the New Notes Indenture) to which the Company or its subsidiary is a party or by which any of them may be bound, or to which any of the property or assets of the Company or its subsidiary is subject (each an “Existing Instrument”) except for (i) the currently pending Defaults as described in the Prospectus with respect to the Existing Notes and (ii) such other Defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Corporate Actions. The Offers, the U.S. Prepackaged Plan Solicitations, the execution, delivery and performance of the New Notes Indenture, the Supplemental Indentures and this Agreement and all other actions by the Company contemplated in the Offer Material and this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and no other corporate proceedings by the Company are necessary to authorize any such actions.

(d) Authorization of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(e) The Offering Material; No Material Misstatements. A complete and correct copy of the Offer Material has been furnished to you or will be furnished to you no later than the Commencement Date. The Offer Material, as amended and supplemented from time to time, will comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated by the Commission thereunder and with all applicable requirements of the laws of those jurisdictions in which solicitations of exchanges or tenders pursuant to the Offers are or will be made. The Registration Statement, when it became effective did not contain, and none of the Offer Material (including the Registration Statement), contains, or at any time during the period from the Commencement Date up to and including the Settlement Date (such period, the “Offer Period”) will contain, any untrue statement of a material fact or omits, or at any time during the Offer Period will omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. There is no material fact or information concerning the Company or its subsidiary, or the operations, assets, condition, financial or otherwise, or prospects of the Company or its subsidiary, that has not been disclosed in the Offer Material.

(f) Non-Contravention of Existing Instruments in Connection with Offers and U.S. Prepackaged Plan; No Further Authorization or Approvals Required in Connection with the Offers and U.S. Prepackaged Plan. The Offers, the U.S. Prepackaged Plan Solicitations, the exchange of Existing Notes pursuant to the Exchange Offers, the payment of amounts with respect to the tendered Existing Notes pursuant to the Cash Tender Offers, the Consent Solicitations and the execution, delivery and performance of the New Notes Indenture and the Supplemental Indentures with respect to the Existing Notes and all other actions by the Company contemplated in the Offer Material, and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in this Agreement, (i) do not and will not conflict with or violate the charter (escritura constitutiva), by-laws or other organizational documents of the Company or its subsidiary, (ii) do not conflict with or violate any law, regulation, order, judgment or decree applicable to the Company or its subsidiary or by which any property or asset of the Company or its subsidiary is bound, (iii) do not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiary pursuant to, or require the consents of any other party to, any Existing Instrument, and (iv) comply with all applicable requirements of the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), applicable state securities or “blue sky” laws, and other applicable laws, and all applicable regulations of the Commission or any Other Agency (as defined below) (including, but not limited to, Sections 10 and 14 of the Exchange Act and Rules 10b-5, 14a-9, 14e-1, 14e-2 and 14e-3 thereunder). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness in excess of $25,000 (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or its subsidiary. The commencement and consummation by the Company of the Offers and the other transactions by the Company contemplated in the Offer Material (including but not limited to the obligations of the Company to effect payments of principal of, and premium, interest and Additional Amounts (as defined in the New Notes Indenture) on the New Notes in United States dollars free of any liability on the part of any holder thereof), and this Agreement do not and will not require any consent, authorization, approval, order, exemption or other action of, or filing with or notification to, the Commission or any other federal or other governmental agency, authority or instrumentality (each an “Other Agency”), including, but not limited to, any filing of the Indentures and the Supplemental Indentures under the TIA other than (i) the registration of the New Notes in the Sección Especial (the “Special Section”) of the Registro Nacional de Valores (the “National Registry of Securities”) maintained by the Comisión Nacional Bancaria y de Valores (the “CNBV”), which registration, in the case of the New Notes, has been applied for and will become effective on or before the Settlement Date, (ii) the filing of certain information as required by the CNBV which required filing or filings will not affect the effectiveness of the registration of the New Notes or (iii) any such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification as have already been obtained or made and is in full force and effect.

(g) Investment Company. The Company is not, nor will be as a result of the consummation of the Offers or the U.S. Prepackaged Plan, an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated by the Commission thereunder, or controlled by an entity required to be registered under the 1940 Act as an “investment company.”

(h) Documents Incorporated by Reference. Any document filed with the Commission and incorporated by reference in the Offer Material or from which information is so incorporated by reference, subsequent to the date of this Agreement and prior to or on the Settlement Date (as defined in the Prospectus), when so filed or becoming effective, as the case may be, shall comply with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder.

(i) Auditors. PricewaterhouseCoopers (the “Company Auditors”), the accountants who have certified or shall certify the financial statements of the Company included, to be included or incorporated by reference in the Prospectus are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act.

(j) Financial Statements. The financial statements of the Company and its subsidiary and the related notes and schedules included or incorporated by reference in the Prospectus fairly present and will fairly present the consolidated financial condition of the Company and its subsidiary on a consolidated basis as of the dates indicated, and the results of operations and changes in financial position of the Company and its subsidiary on a consolidated basis for the periods therein specified, in each case, in conformity with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly stated therein). Such financial statements have been prepared in conformity with generally accepted accounting principles as in effect in Mexico (“Mexican GAAP”), applied on a consistent basis throughout the periods involved. The reconciliations of certain of such statements to generally accepted accounting principles in the United States (“U.S. GAAP”) have been prepared in accordance with U.S. GAAP consistently applied. The financial data set forth in the Prospectus under the captions “Summary—Summary Consolidated Financial Data” fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Prospectus.

(k) Accounting Controls. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as in effect in Mexico and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(l) Capitalization and Other Capital Stock Matters. As of June 30, 2003, or any subsequent date as of which the capitalization is expressed in any amendments of the Prospectus, on a consolidated basis, after giving pro forma effect to the consummation of the Offers, the Company would have an authorized and outstanding capitalization as set forth in the Prospectus under the caption “Capitalization”. All of the outstanding equity interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable securities laws. None of the outstanding equity interests were issued in violation of any preemptive rights, rights of first refusal or other rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any equity interests of the Company or any of its subsidiaries other than those accurately described in the Prospectus.

(m) Insurance. The Company and its subsidiary, taken as a whole, have not sustained, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or otherwise, other than as described in the Prospectus.

(n) No Material Adverse Change. Since the respective dates as of which information is given in the Prospectus and as of the date hereof, there has not been any decrease in the capital stock or any material increase in the debt of the Company or its subsidiary or any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Company and its subsidiary, taken as a whole, other than as set forth in the Prospectus.

(o) Effectiveness; No Stop Orders. The Registration Statement has become effective; no stop order, restraining order, injunction or denial of an application for approval has been issued, and no proceedings, litigation or investigations have been initiated or threatened, by or before the Commission or any Other Agency (including any court) of the United States, the State of New York or Mexico with respect to the commencement or consummation of either the Offers or the execution, delivery or performance of this Agreement.

(p) No Material Actions or Proceedings. Except as otherwise disclosed in the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company, its subsidiary or any property owned or leased by the Company or its subsidiary which, if determined adversely, could reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated by this Agreement or the Offer Material.

(q) Supplemental Indentures. Each of the Supplemental Indentures has been duly qualified under the TIA and has been duly and validly authorized by the Company and may be entered into upon the consent of holders of a majority of the outstanding principal amount of such Existing Notes as of the record date for the Consent Solicitations (the “Requisite Consents”), pursuant to the provisions of the Existing Notes Indentures. Upon such execution and delivery thereof, and on the Settlement Date, such Supplemental Indentures will have been duly and validly authorized, executed and delivered by the Company and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(r) New Notes Indenture. The New Notes Indenture has been duly qualified under the TIA and has been duly and validly authorized by the Company and, at the Settlement Date, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(s) New Notes. The New Notes to be exchanged for Existing Notes pursuant to the Exchange Offers are in the form contemplated by the New Notes Indenture, have been duly authorized for issuance and exchange pursuant to the Offer Material and the New Notes Indenture and, at the Settlement Date, will have been duly executed by the Company and when authenticated in the manner provided for in the New Notes Indenture and delivered, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(t) Description of the New Notes and the New Notes Indenture. The New Notes and the New Notes Indenture will conform in all material respects to the respective descriptions thereof contained in the Offer Material.

(u) Description of Proposed Amendments. The Proposed Amendments set forth in the Supplemental Indentures when executed and delivered will conform in all material respects to the description thereof in the Offer Material.

(v) Taxes. The Company and its subsidiary have filed all necessary income, franchise value added and other tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. The Company has made adequate charges, accruals and reserves in the applicable financial statements of the Prospectus in respect of all income and franchise taxes for all periods as to which the tax liability of the Company or its subsidiary has not been finally determined.

(w) Sufficient Funds. The Company has, or has arranged for the borrowing of, sufficient funds (and authority to use such funds under applicable law), which, together with funds presently available or committed to it, will enable the Company to pay, and the Company hereby agrees that the Company will pay promptly, in accordance with the terms and subject to the conditions of the Offers as set forth in the Offer Materials and this Agreement, (i) the full purchase price (and related costs) of the Existing Notes pursuant to the Offers, (ii) the consent fee relating to the Consent Solicitation and (iii) all related fees and expenses, including, but not limited to, fees and expenses payable hereunder.

(x) Intellectual Property. The Company and its subsidiary own, license, have the right to use or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would have a Material Adverse Effect. Neither the Company nor its subsidiary has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would have a Material Adverse Effect.

(y) Permits. Except as otherwise described in the Prospectus, the Company and its subsidiary possess such valid and current certificates, authorizations, concessions or permits (including without limitation, the long distance, local and wireless concessions) issued by the appropriate regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor its subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, concession or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

(z) Environmental Liabilities. Except as otherwise disclosed in the Prospectus, the operations of the Company and its subsidiary are in compliance with all environmental laws, rules, regulations and orders of Mexico and the United States, except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Stamp Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery or performance of this Agreement or the consummation of the Offers as contemplated by the Offer Material.

(bb) No Immunity. Neither the Company nor its subsidiary nor any of their properties or assets has any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(cc) Labor and Employment Matters. No labor problem or dispute with the employees of the Company or its subsidiary exists or, to the best of the Company’s knowledge, is threatened or imminent, except as described in the Prospectus (exclusive of any amendment or supplement thereto) and except where such labor problems, disputes or disturbances would not individually or in the aggregate have a Material Adverse Effect on the Company and its subsidiary, taken as a whole.

(dd) Title to Properties. The Company and its subsidiary have good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in clause (j) above (or elsewhere in the Prospectus), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except (i) as described in the Prospectus, (ii) such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed or be made of such property by the Company or its subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or its subsidiary.

(ee) Withholding Tax. Payments by the Company in respect of the Offers, the New Notes Indenture and this Agreement will be made subject to withholding or deduction for or on account of any present taxes, duties, compulsory loans, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or any political subdivision or authority thereof or therein having power to tax only as described in the Prospectus.

(ff) No Required Filing. To ensure the legality, validity, enforceability or admissibility into evidence of the Supplemental Indentures, the New Notes, the New Notes Indenture, the U.S. Prepackaged Plan and this Agreement in Mexico, it is not necessary that any such document be submitted to, filed or recorded with any court or other authority in Mexico or that any tax, imposition or charge be paid in Mexico on or in respect of any such document; provided, however, that in the event that any legal proceeding is brought before a court in Mexico, the party initiating such proceeding must submit to such court a Spanish translation of any document referred to in any pleading involved in such proceeding and such transaction is to be prepared by a court-approved translator and approved by the court after giving the defendant the opportunity to contest the accuracy of the translation.

(gg) No Required Obligation. It is not necessary under the laws of Mexico that any of the holders of the New Notes be licensed, qualified or entitled to carry on business in Mexico solely by reason of the execution, delivery, performance or enforcement of the Supplemental Indentures, the New Notes, the New Notes Indenture or this Agreement.

(hh) Qualification Conditions. With respect to the Offers, as of the Expiration Date and Settlement Date only, either (i) the New Notes have been duly authorized for listing, subject only to notice of issuance, on the New York Stock Exchange or other Nationally Recognized Securities Exchange or (ii) the Company has obtained final and unconditional “blue sky” clearance to consummate the Offers to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam.

(ii) Description of the U.S. Prepackaged Plan. The U.S. Prepackaged Plan conforms in all material respect to the description thereof contained in the Offer Material.

Any certificate signed by any officer of the Company and delivered to the Dealer Manager or counsel for the Dealer Manager in connection with the Offers and the U.S. Prepackaged Plan Solicitations shall be deemed a representation and warranty by the Company as to matters covered thereby to the Dealer Manager.

9. Opinions of Counsel; Officers Certificates; Comfort Letters. (a) On the Commencement Date and the Offer Settlement Date, the Company will deliver to you opinions of Milbank, Tweed, Hadley & McCloy LLP and Sánchez-Mejorada, Velasco y Valencia, S.C., U.S. counsel and Mexican counsel to the Company, respectively, in the form set forth in Exhibits C-1 and C-2 attached hereto. You shall also have received from Simpson Thacher & Bartlett LLP and Mijares, Angoitia, Cortés y Fuentes S.C. on the Commencement Date and the Offer Settlement Date, such opinions addressed to you with respect to matters as you may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass on such matters.

(b) Certificates, dated the Commencement Date and the Offer Settlement Date, signed by (i) an authorized officer duly appointed by the Board of Directors of the Company and (ii) the principal financial or accounting officer of the Company, confirming as of the Commencement Date, any Amendment Date and the Offer Settlement Date, as applicable, that (A) all of the representations and warranties of the Company, as the case may be, contained in this Agreement are true and correct with the same force and effect as if made on and as of such date, (B) the Company has complied with all of the agreements contained in this Agreement and required to be performed or complied with by it at or prior to such date pursuant to the provisions of this Agreement, and the Offer Material, and (C) since the date of the most recent financial statements included in the Prospectus (exclusive of any amendment or supplement thereto), there has been no change, or any development that is reasonably likely to result in a prospective change, that has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or prospects of the Company or its subsidiaries, taken as a whole, except as accurately described in the Prospectus (exclusive of any amendment or supplement thereto).

(c) (i) a comfort letter addressed to you and dated the Commencement Date in the form attached hereto as Exhibit D and (ii) a bring-down comfort letter dated the Offer Settlement Date or any Amendment Date, from the Company Auditors in form and substance satisfactory to the Dealer Manager.

10. Covenants. The Company covenants and agrees:

(a) to advise you promptly of (i) the occurrence of any event that could cause the Company to withdraw or terminate the Offers or the U.S. Prepackaged Plan Solicitations or would permit the Company to exercise any right not to exchange or purchase the Existing Notes tendered pursuant to the Offers and Consent Solicitations, (ii) any proposal or requirement to amend or supplement any Offer Material; (iii) the issuance of any stop order, restraining order, injunction or denial of an application for approval or any other action by the Commission or any Other Agency concerning the Offers and the U.S. Prepackaged Plan (and, if in writing, to furnish you a copy thereof) and (iv) after it receives notice thereof (until consummation of the Offers or the U.S. Prepackaged Plan Solicitations) of any litigation or administrative action with respect to the Offers and the Prepackaged Plan;

(b) to provide to you promptly any other information relating to the Offers and the U.S. Prepackaged Plan Solicitations that you may from time to time reasonably request, and to advise you promptly if any information previously provided becomes inaccurate in any material respect or is required to be updated;

(c) that, (i) if any event occurs or condition exists as a result of which the Offer Material would at any time include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Offer Material is delivered to a holder of Existing Notes, not misleading, or (ii) if, in the reasonable opinion of the Dealer Manager or the Company, it is necessary at any time to amend or supplement the Offer Material to comply with applicable law, the Company shall, in the case of clause (i) above, promptly notify the Dealer Manager, in the case of clauses (i) and (ii) above, prepare an amendment or supplement to the Offer Material that will correct such statement or omission or effect such compliance, and supply such amended or supplemented Offer Material to the Dealer Manager;

(d)	to pay promptly (i) the full cash payment, as specified in the Prospectus for the Existing Notes for which the Company makes the Cash Tender Offers, and (ii) the full cash payment for Consents for which it will be required to pay pursuant to the Consent Solicitations, in each case in accordance with the terms and conditions set forth in the Offer Material;

(e) unless otherwise specified, to pay by wire transfer all fees and expenses of the Dealer Manager pursuant to Sections 5 and 6 of this Agreement including, but not limited to, all fees and expenses of counsel to the Dealer Manager;

(f) to cooperate with the Dealer Manager and use its best efforts to permit the New Notes to be eligible for clearance and settlement through DTC;

(g) not take, directly or indirectly, any action that is designed to cause or result, or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale of the New Notes or the tender of Existing Notes in the Exchange Offer or Acceptances pursuant to the U.S. Prepackaged Plan Solicitations;

(h) to deliver to the Dealer Manager and its counsel such further information, certificates and documents as they may reasonably request related to the Offers or the U.S. Prepackaged Plan Solicitations or otherwise related to the matters contemplated hereby;

(i) upon the receipt of the Requisite Consents, the Company will execute and deliver the Supplemental Indentures;

(j) to make arrangements, on or prior to the Commencement Date, to the extent applicable, with The Bank of New York or any other “qualified” securities depository to allow for the book-entry movement of the tendered Existing Notes between depository participants and the Depositary;

(k) to use its best efforts to have the New Notes approved for listing on the Luxembourg Stock Exchange, on or prior to the Settlement Date;

(l) with respect to the Offers, to use its best efforts to obtain (i) listing approval for the New Notes, subject only to notice of issuance, from the New York Stock Exchange or other Nationally Recognized Securities Exchange and/or (ii) final and unconditional “blue sky” clearance to consummate the Offers to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam, in each case, on or prior to the Settlement Date;

(m) with respect to the Offers, not to accept for payment or exchange any Existing Notes pursuant to any of the Offers or consummate any of the Offers on any date absent either (i) the unconditional listing on such date of the New Notes on the New York Stock Exchange or other “nationally recognized securities exchange” as such term is defined in Section 18 of the Securities Act of 1933, as amended and Rule 146 promulgated thereunder, and/or (ii) final and unconditional “blue sky” clearance on such date to consummate the Offers with all holders of Existing Notes in each of the 50 United States, Puerto Rico, the District of Columbia and Guam;

(n) to use its best efforts to have the form of Global Notes (as defined in the New Notes Indenture) approved by DTC on or prior to the Settlement Date;

(o) to use its best efforts to have each of (i) DTC, (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System and (iii) Clearstream Luxembourg indicate the eligibility of the New Notes for deposit on or prior to the Settlement Date; and

(p) to prepare and, if required, file with the Commission or Other Agency, any and all necessary amendments or supplements to the Offer Material and will promptly furnish to you as many complete and correct copies as you may reasonably request of each such amendment and supplement.

controlling you or any of your affiliates (you and each such affiliate, officer, director, employee, agent and other person being an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses whatsoever, whether they be joint or several (each a “Loss” and collectively the “Losses”), and will reimburse each Indemnified Person for all expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any Loss, action, claim, suit, investigation or proceeding (whether or not pending or threatened and whether or not any Indemnified Person is a party), in each case related to, arising out of or in connection with (i) any untrue statement or alleged untrue statement of a material fact in the Offer Material or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the exchange and tender of Existing Notes pursuant to the Exchange Offers and Cash Tender Offers and the payment for Consents pursuant to the Consent Solicitations, (iii) the execution, delivery and performance of the New Notes Indenture and the Supplemental Indentures, (iv) any breach by the Company of any representation or warranty or failure to comply with any of the agreements contained herein, (v) any advice or services rendered or to be rendered by an Indemnified Person pursuant to or in connection with this Agreement, (vi) any withdrawal or termination by the Company of, or failure by the Company to commence or consummate, the Offers or (vii) any other action or failure to act in connection with the Offers and the U.S. Prepackaged Plan Solicitations by the Company or its directors, officers, agents or employees or any Indemnified Person at the request or with the consent of the Company. The Company shall not, however, be required so to indemnify any Indemnified Person for any Losses (or expenses relating thereto) to the extent that such Losses (or expenses relating thereto) are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. The Company also acknowledges and agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities or any commercial bank, trust company or other nominee and that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising from or in connection with any act or omission in performing your obligations hereunder or otherwise in connection with the Offers, the exchange or tender of Notes pursuant to the Exchange Offers and the Cash Tender Offers, the payment for Consents pursuant to the Consent Solicitations and the Acceptances pursuant to the U.S. Prepackaged Plan, the execution, delivery and performance of the New Notes Indenture and the Supplemental New Notes Indenture or any other action contemplated in the Offer Material with respect to the Offers, except to the extent that any such losses, claims, damages, liabilities or expenses are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

(b) If a claim is made against any Indemnified Person as to which such Indemnified Person may seek indemnity under this Section 11, such Indemnified Person shall notify the Company promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Company promptly of any action commenced against such Indemnified Person promptly after such Indemnified Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify the Company shall not, however, relieve the Company from any liability which it may have on account of the indemnity under this Section 11 if it has not been prejudiced in any material respect by such failure. The Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Person and representation of either party by the same counsel, in the reasonable judgment of counsel to the Dealer Manager, would be inappropriate because of actual or potential conflicting interests between them. It is understood that the Company shall not, in connection with any litigation or proceeding or related litigation or proceeding in the same jurisdiction, be liable under clause (ii) of the preceding sentence for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons that do not have actual or potential conflicting interests as among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Dealer Manager.

(c) The Company shall not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of, an Indemnified Person. No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without the prior written consent of the Company, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

(d) If the indemnification provided for in the foregoing paragraphs of this Section 11 is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person or insufficient in respect of any Losses referred to therein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and to the Dealer Manager, on the other hand, of the Offers and the U.S. Prepackaged Plan Solicitations or (ii) if the allocation provided by the preceding clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Company, on the one hand, and of the Dealer Manager, on the other hand, in connection with any matter that has resulted in such Losses, as well as any other relevant equitable considerations; provided, however, in no event shall the Dealer Manager’s aggregate portion of the amount paid or payable exceed the aggregate amount of fees actually received by the Dealer Manager under this Agreement. For the purposes of this Section 11, the relative benefits to the Company, on the one hand, and to the Dealer Manager, on the other hand, of the Offers shall be deemed to be in the same proportion as the aggregate principal amount of the Existing Notes in respect of which the Offers and the U.S. Prepackaged

Plan Solicitations are made, whether or not the Offers or the U.S. Prepackaged Plan are consummated, bears to the aggregate fees paid or to be paid to the Dealer Manager under this Agreement. The relative fault of the Company, on the one hand, and of the Dealer Manager, on the other hand, (x) in the case of any untrue statement of a material fact or omission or alleged omission to state a material fact, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (y) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or its affiliates or by the Dealer Manager, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission.

(e) The Company and the Dealer Manager agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the Losses referred to in this Section 11 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Agreement, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) The remedies provided for in this Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

(g) The reimbursement, indemnity and contribution obligations of the Company provided for in this Agreement shall be in addition to any liability which the Company may otherwise have and shall be binding upon and shall enure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Dealer Manager and any other Indemnified Persons.

(h) The Company acknowledges that no information has been furnished by or on behalf of the Dealer Manager for inclusion in the Offer Material (or in any amendment or supplement thereto).

12. Confidentiality. Any advice or opinions provided by you will not be disclosed or referred to publicly to any third party (other than to attorneys and accountants of the Company who agree to keep such advice or opinions confidential) except in accordance with your prior written consent or as may be required by applicable laws. The Company agrees that any reference to you in the Offer Material, or in any other release or communication relating to the Offers or the U.S. Prepackaged Plan Solicitations, is subject to your prior written approval.

13. Trading Activities. The Company acknowledges that you are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of your trading and brokerage activities, any of you or your affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for your or its own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in the Offers or the U.S. Prepackaged Plan Solicitations.

14. Termination. This Agreement may be terminated upon the earlier of (a) the expiration, withdrawal and termination of the Offers or the U.S. Prepackaged Plan, (b) the date of the Dealer Manager’s withdrawal pursuant to Section 4 of this Agreement or (c) the time and date at which this Agreement is terminated by the mutual consent of the parties hereto. Notwithstanding the termination of the Agreement pursuant to this Section 14, the right to compensation and reimbursement pursuant to the provisions of Sections 4, 5 and 6 of this Agreement, accrued prior to the date of such termination, and the indemnity and the other provisions set forth in Sections 11, 12, 20, 21 and 27 hereof will remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination, expiration or consummation of, the Offers, the U.S. Prepackaged Plan or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person, (iii) any withdrawal by you pursuant to Section 4 or otherwise and (iv) the completion of your services hereunder.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the agreements contained herein is not affected in any manner adverse to any party.

16. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall enure to the benefit of and be binding upon the Company, you and the other Indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE.

19. Consent to Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by the Dealer Manager, its directors, officers, employees and agents, or by any person who controls a Dealer Manager, arising out of or based upon this Agreement or any of the transactions contemplated hereby or in the Offer Material may be instituted in any federal or state court in The City of New York, New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company has appointed CT Corporation System as its authorized agent (the

“Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any federal or state court in The City of New York, New York, by the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager, or by any person who controls the Dealer Manager, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager, or by any person who controls the Dealer Manager, in any court of competent jurisdiction in Mexico.

20. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

21. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives to the fullest extent permitted by applicable law and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

22. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Engagement Letter which, except as expressly supplemented pursuant to the last sentence of Section 4 hereof, remains in full force and effect. This Agreement may not be amended except in writing signed by each party to be bound thereby.

23. Taxes. The Company agrees that all amounts payable or reimbursable pursuant to this Agreement shall be paid in New York City in U.S. dollars and free and clear of, and without any deduction or withholding for on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied by any jurisdiction from or through which payment is made by on or on behalf of the Company, including without limitation, the United Mexican States, unless such deduction or withholding is required by applicable law, in which event the Company will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding.

24. Third Party Beneficiaries. Except as provided in Section 12 hereof, this Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, right of reimbursement, claim of action or other right.

25. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy, as follows:

(a)   If to you:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Telecopy: (212) 761-0366

Attention: Legal Department

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telecopy: (212) 455-2502

Attention: David L. Williams, Esq.

(b)   If to the Company:

Alestra, S. de R. L. de C.V.

Avenida Lázaro Cárdenas No. 2321

Col. Residencial San Agustín

Garza García, N.L. 66260 Mexico

Telecopy: (52-81) 8625-22-66

Attention: Chief Financial Officer

with a copy to: Legal Department

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Telecopy: (212) 530-2319

Attention: Marcelo A. Mottesi, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, and (z) if by telecopy, on the next day following the day on which such telecopy was sent; provided that a copy is also sent by certified or registered mail.

26. Subheadings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

27. WAIVER OF JURY TRIAL. YOU, ON THE ONE HAND, AND THE COMPANY, ON THE OTHER HAND, WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING WITH RESPECT TO YOUR ENGAGEMENT AS DEALER MANAGER OR YOUR ROLE IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

ALESTRA, S. DE R.L. DE C.V.

By:
Name:
Title:

Accepted and agreed as of

the date first above written:

MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

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